Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of S. Theis Rice
Senior Vice President and Chief Legal Officer
February 19, 2015

Thank you Tim.

Before I begin, I would like to reiterate that it is extremely important to our Company that all of our nation’s roads are safe.

As most of you know, last October, Trinity and Trinity Highway Products received an adverse jury verdict in the False Claims Act litigation involving the ET Plus System.  Trinity Highway Products manufactures and markets the ET Plus pursuant to an exclusive license agreement granted by Texas A&M University System.  Our next hearing with the District Court in Marshall, Texas is scheduled for March 3rd. Trinity’s post-trial motions continue to emphasize that the allegations in the case are wholly without merit and that the damages awarded by the jury are based on insufficient evidence. While the District Court has ordered mediation, we continue to argue that judgment should be entered in Trinity’s favor and to prepare for an appeal to the 5th Circuit Court of Appeals, should that become necessary.

Following the adverse jury verdict, the Federal Highway Administration requested that we conduct eight separate crash tests pursuant to crash test criteria required in National Cooperative Highway Research Program Report 350. The FHWA noted that these tests were being conducted to evaluate, confirm and demonstrate performance of the ET Plus in compliance with Report 350 crash test criteria. Trinity submitted an ET Plus test plan, which the FHWA approved. In December and January, an independent testing agency conducted these eight crash tests. All eight test articles were randomly selected by FHWA representatives from the ET Plus inventory at the California Transportation Department, and shipped directly to the independent testing facility in San Antonio, Texas.

FHWA representatives, state highway officials, industry association representatives and media representatives attended the live tests. On February 6th the FHWA reported that the ET Plus passed the first four crash tests conducted at a 27 ¾” guardrail installation height.  The 27 ¾” guardrail height accounts for the vast majority of ET Plus Systems installed on the nation’s highways.  The last four tests at a 31” guardrail height were recently completed. The data on these four tests was submitted to the FHWA earlier this week for review and processing.  With the 27 ¾” tests, the FHWA issued its letter expressing the ET Plus passed all four tests approximately two weeks after receiving the test report. When the 31” guardrail height test data has been fully analyzed by the FHWA, they will again report their findings.  We feel confident the ET Plus is in compliance with regulatory requirements.

As Tim stated in his comments, Trinity has never been involved in an issue that has generated as much media attention as this litigation. We believe it would be helpful for our stakeholders to have a little background information on the person filing the case, Joshua Harman, and his key consultant and witness, Dr. Dean Sicking.

For many years prior to 2011, one of Mr. Harman’s companies purchased guardrail products manufactured by Trinity Highway. In 2011, Trinity Highway learned that Mr. Harman was copying the ET Plus by manufacturing, selling and installing his devices in the Commonwealth of Virginia. When the Virginia Department of Transportation requested documentation concerning his devices, he altered past Trinity Highway invoices to make it appear as though he had purchased the devices from Trinity Highway, when he had not. The Virginia DOT required Mr. Harman remove his copies of the ET Plus from Virginia’s roadways.

Mr. Harman initiated his pursuit of a False Claims Act case against Trinity and Trinity Highway shortly after he was required to remove his products in Virginia. In conjunction with his False Claims Act lawsuit, Mr. Harman conducts numerous interviews with media representatives throughout the country. During these interviews, Mr. Harman makes a number of accusations about the performance of the ET Plus that are not supported by factual evidence or scientific data. Should Mr. Harman ultimately prevail in his litigation, he stands to receive somewhere between 20% and 30% of the monetary amount awarded upon final judgment.

Dr. Dean Sicking is a consulting expert, currently on the staff at University of Alabama-Birmingham, who was retained by Mr. Harman’s attorneys to assist in the litigation. Dr. Sicking has developed, licensed and is currently receiving royalties on end terminal products that compete directly with the ET Plus. We believe Dr. Sicking stands to gain financially by discrediting the ET Plus. Since Trinity Highway suspended shipment of the ET Plus last October, Dr. Sicking’s competing products have experienced increased demand. In the fall of 2014, a former student of Dr. Sicking’s while at the University of Nebraska-Lincoln, released a study conducted by the University of Alabama-Birmingham which was highly critical of the in-service performance of the ET Plus. Recently, this study was discredited in four independent peer reviews commissioned by the FHWA.

We expect Mr. Harman and Dr. Sicking will continue their campaign to discredit the ET Plus and Trinity Highway, ignoring facts and data that confirm the ET Plus System complies with applicable regulatory requirements. We maintain our position that Mr. Harman’s and Dr. Sicking’s allegations pertaining to the ET Plus System are without merit. We are confident the ET Plus is in compliance with applicable regulations.

In summary, the ET Plus has been successfully crash tested more times than any other product of its kind.  We intend to vigorously defend our products and our long-standing reputation for ethical and honest business practices against allegations based on fiction rather than fact. We are confident the ET Plus performs within the controlling regulatory criteria when properly installed and maintained.

Today our Form 10-K will be filed. In it we address this litigation as well as other litigation involving the ET Plus System. For those of you who would like more details related to my comments today, please refer to our Form 10-K and a website created by Trinity Highway Products to address the facts pertaining to the ET Plus. This site is located at www.etplusfacts.com

I will now turn the call back over to Tim.